The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2022

Pricing Supplement No. 2022—USNCH[ ] to Product Supplement No. EA-03-08 dated May 11, 2021,

Underlying Supplement No. 10 dated May 11, 2021, Prospectus Supplement and Prospectus each dated May 11, 2021

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-255302 and 333-255302-03

Dated September-----, 2022

Citigroup Global Markets Holdings Inc. $ ----- Barrier Absolute Return Market Linked Notes (with daily barrier observation and conditional return for barrier event)

Linked to the S&P 500® Index Due On or About December 22, 2023

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Barrier Absolute Return Market Linked Notes offered by this pricing supplement (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of the S&P 500® Index (the “underlying”) over the term of the notes. If a barrier event occurs on any trading day during the period from but excluding the trade date to and including the final valuation date (the “observation period”), meaning that the closing level of the underlying is equal to or less than the lower barrier or equal to or greater than the upper barrier on any trading day during the observation period, the issuer will pay the stated principal amount of the notes at maturity plus an amount equal to the conditional return of 1.00% of the stated principal amount. The lower barrier is equal to the initial underlying level minus between 20.00% and 21.50% of the initial underlying level, and the upper barrier is equal to the initial underlying level plus between 20.00% and 21.50% of the initial underlying level (in each case, to be set on the trade date). If a barrier event does not occur on any trading day during the observation period, the issuer will pay the stated principal amount per note at maturity plus an amount reflecting the absolute value of the underlying return, regardless of whether the underlying return is positive or negative. Investing in the notes involves significant risks. You will not receive coupon payments during the term of the notes. You will not receive dividends or other distributions paid on any stocks included in the underlying. Because the lower barrier is equal to the initial underlying level minus between 20.00% and 21.50% of the initial underlying level and the upper barrier is equal to the initial underlying level plus between 20.00% and 21.50% of the initial underlying level, the maximum payment at maturity is $1,199.99 to $1,214.99 per note (to be set on the trade date). You are not guaranteed to receive a payment at maturity on the notes that exceeds the stated principal amount. The repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates[1]

❑ Conditional Return at Maturity If a Barrier Event Occurs — If a barrier event occurs on any trading day during the observation period, the issuer will pay the stated principal amount at maturity plus an amount equal to the conditional return.

❑ Absolute Return Potential Only if No Barrier Event Occurs — If a barrier event does not occur on any trading day during the observation period, the issuer will pay the stated principal amount at maturity plus an amount reflecting the absolute value of the underlying return, regardless of whether the underlying return is positive or negative.

❑ Repayment of Principal at Maturity — If you hold the notes to maturity, you will receive at least the stated principal amount, regardless of the performance of the underlying. The repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date Settlement date Final valuation date[2] Maturity date	September 19, 2022 September 22, 2022 December 19, 2023 December 22, 2023
[1] Expected [2] See page PS-4 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THERE IS CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE NOTES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES.

Notes Offering

We are offering Barrier Absolute Return Market Linked Notes Linked to the S&P 500® Index. Any return at maturity will be determined by the performance of the underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc. The initial underlying level, lower barrier and upper barrier will be set on the trade date.

Underlying	Initial Underlying Level	Lower Barrier	Upper Barrier	Conditional Return	CUSIP / ISIN
S&P 500® Index (Ticker: SPX)		-----, equal to the initial underlying level minus between 20.00% and 21.50% of the initial underlying level (to be set on the trade date)	----, equal to the initial underlying level plus between 20.00% and 21.50% of the initial underlying level (to be set on the trade date)	1.00%	17330RX42 / US17330RX420

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$	$	$

(1)	Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $970.00 per note, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2)	The underwriting discount is $15.00 per note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $985.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $985.00 per note. UBS will receive an underwriting discount of $15.00 for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-03-08 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007048/dp150746_424b2-pp0308.htm

♦	Underlying Supplement No. 10 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007028/dp150879_424b2-us10.htm

♦	Prospectus Supplement and Prospectus each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Barrier Absolute Return Market Linked Notes Linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-5 of this pricing supplement, “The S&P 500® Index” beginning on page PS-11 of this pricing supplement, “Risk Factors Relating to the Notes” beginning on page EA-6 of the accompanying product supplement and “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” beginning on page US-67 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:	The notes may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the notes, including the risk of receiving no return on your investment.

♦  You seek exposure to the absolute value of the performance of the underlying within a limited range, regardless of whether the underlying appreciates or depreciates.

♦    You can tolerate receiving only the stated principal amount at maturity if a barrier event does not occur and the final underlying level is equal to the initial underlying level.

♦  You can tolerate significant fluctuations in the value of the notes prior to maturity.

♦  You can tolerate receiving only the conditional return at maturity if a barrier event occurs.

♦  You understand and accept that you will only benefit from the absolute value of the underlying return if no barrier event occurs during the observation period, and you believe a barrier event will not occur during the observation period.

♦  You would be willing to invest in the notes if the lower barrier were set equal to the highest value indicated on the cover page hereof and the upper barrier were set equal to the lowest value indicated on the cover page hereof (the actual lower barrier and upper barrier will be set on the trade date).

♦  You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlying for the term of the notes.

♦  You understand and accept the risks associated with the underlying.

♦  You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

♦  You do not fully understand the risks inherent in an investment in the notes, including the risk of receiving no return on your investment.

♦  You seek an investment that has unlimited return potential.

♦  You cannot tolerate receiving only the stated principal amount at maturity if a barrier event does not occur and the final underlying level is equal to the initial underlying level.

♦  You cannot tolerate significant fluctuations in the value of the notes prior to maturity.

♦  You cannot tolerate receiving only the conditional return if a barrier event occurs.

♦  You believe a barrier event will occur during the observation period.

♦  You would be unwilling to invest in the notes if the lower barrier were set equal to the highest value indicated on the cover page hereof and the upper barrier were set equal to the lowest value indicated on the cover page hereof (the actual lower barrier and upper barrier will be set on the trade date).

♦  You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlying for the term of the notes.

♦  You do not understand or accept the risks associated with the underlying.

♦  You are unwilling or unable to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.

♦  You are unwilling to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms

Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount	$1,000.00 per note
Term	Approximately 1.25 years
Trade date[1]	September 19, 2022
Settlement date[1]	September 22, 2022
Final valuation date[1,2]	December 19, 2023
Maturity date[1]	December 22, 2023
Underlying	S&P 500® Index (Ticker: SPX)
Payment at maturity (per $1,000.00 stated principal amount of notes)

If a barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × conditional return]

If no barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + ($1,000 × absolute value of the underlying return)

Because the lower barrier is equal to the initial underlying level minus between 20.00% and 21.50% of the initial underlying level and the upper barrier is equal to the initial underlying level plus between 20.00% and 21.50% of the initial underlying level, the maximum payment at maturity is $1,199.99 to $1,214.99 per note (to be set on the trade date).

Barrier event	A barrier event will occur if, on any trading day during the observation period, the closing level of the underlying is equal to or less than the lower barrier or equal to or greater than the upper barrier
Lower barrier	Equal to the initial underlying level minus between 20.00% and 21.50% of the initial underlying level (to be set on the trade date), as set forth on the cover hereof
Upper barrier	Equal to the initial underlying level plus between 20.00% and 21.50% of the initial underlying level (to be set on the trade date), as set forth on the cover hereof
Observation period	The period from but excluding the trade date to and including the final valuation date.
Conditional return	1.00%
Trading day	A scheduled trading day on which a market disruption event has not occurred.
Underlying return	final underlying level – initial underlying level initial underlying level
Initial underlying level	The closing level of the underlying on the trade date, as set forth on the cover hereof

Final underlying level	The closing level of the underlying on the final valuation date

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date:	The closing level of the underlying (initial underlying level) is observed and the lower barrier and upper barrier are set.

Every trading day during the observation period:	The closing level of the underlying is observed.

Maturity date:

The final underlying level and underlying return are determined on the final valuation date.

If a barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × conditional return]

If no barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + ($1,000 × absolute value of the underlying return)

[1]	In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date may be changed to ensure that the stated term of the notes remains the same.

[2]	Subject to postponement as described under “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may not receive any return on your investment in the notes — The return on the notes, if any, at maturity is linked to the performance of the underlying and depends on whether a barrier event occurs during the observation period. If a barrier event occurs during the observation period, you will receive a payment at maturity equal to the stated principal amount of your notes plus an amount equal to the conditional return. If a barrier event does not occur, the return on your investment in the notes will be equal to the absolute value of the underlying return and may be as low as zero. In either case, your return on the notes may be less than the amount that would be paid on conventional debt securities of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market interest rates in exchange for a return, if any, based on the performance of the underlying.

♦	Your potential return on the notes is limited by the lower barrier and upper barrier — If a barrier event occurs during the observation period, your return on the notes will be limited to the conditional return. As a result, your potential return on the notes will in no event exceed the underlying return at which the lower barrier or upper barrier would be breached.

♦	If a barrier event occurs, you will receive the stated principal amount of your notes plus an amount equal to the conditional return, even if the final underlying level is between the lower barrier and the upper barrier — If a barrier event occurs on any trading day during the observation period, you will receive the stated principal amount of your notes plus an amount equal to the conditional return, even if the final underlying level is between the lower barrier and the upper barrier. Therefore, if a barrier event occurs at any point during the observation period, you will not benefit from any potentially greater return generated by the absolute value feature.

♦	If a barrier event does not occur and the underlying return is zero, you will not receive any return on your investment — If a barrier event does not occur on any trading day during the observation period and the underlying return is zero, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment.

♦	The probability that a barrier event will occur will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large increase or decrease over the term of the notes and a barrier event will occur on any trading day during the observation period. The underlying has historically experienced significant volatility. As a result, there is a significant risk that a barrier event will occur during the observation period and that you will only receive a return equal to the conditional return. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

♦	Sale of the notes prior to maturity may result in a loss of principal — You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

♦	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms — This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

♦	Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the underlying. You should understand that the underlying is not a total return index, which means that it does not reflect dividends paid on the stocks included in the underlying. Therefore, the return on your notes will not reflect any reinvestment of dividends

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc.

defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the stocks that constitute the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying, the dividend yields on the stocks that constitute the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the level of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks included in the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the level of the underlying if the level of the underlying is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of the underlying if the underlying is discontinued or materially modified (see “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to the underlying may affect the value of your notes — S&P Dow Jones Indices LLC (the “underlying publisher”) may add, delete or substitute the stocks that constitute the underlying or make other methodological changes that could affect the level of the underlying. The underlying publisher may discontinue or suspend calculation or publication of the underlying at any time without regard to your interests as holders of the notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate payments at maturity for a hypothetical offering of the notes under various scenarios, with the assumptions set forth below (the actual terms for the notes offering will be determined on the trade date). Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the underlying. You should consider carefully whether the notes are suitable to your investment goals. Any payment on the notes is subject to our ability to pay our obligations as they become due and the ability of Citigroup Inc. to perform its obligations under the guarantee.

Stated principal amount:	$1,000
Term:	Approximately 1.25 years
Conditional return:	1.00%
Lower barrier:	Initial underlying level minus 20.00% of the initial underlying level
Upper barrier:	Initial underlying level plus 20.00% of the initial underlying level

EXAMPLES 1 THROUGH 3 ASSUME THAT A BARRIER EVENT OCCURRED DURING THE OBSERVATION PERIOD

Example 1 — The level of the underlying increases by 50% from the initial underlying level to the final underlying level. Because a barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount equal to the conditional return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × conditional return]

$1,000 + ($1,000 × 1.00%)

$1,000 + $10 = $1,010

Because a barrier event occurred during the observation period, your return on the notes will be limited to the conditional return, which is less than the underlying return.

Example 2— The level of the underlying decreases by 15% from the initial underlying level to the final underlying level. Because a barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount equal to the conditional return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × conditional return]

$1,000 + ($1,000 × 1.00%)

$1,000 + $10 = $1,010

Even though the final underlying level is between the lower barrier and the upper barrier, because a barrier event occurred during the observation period, you will not participate in the absolute value of the underlying return and will instead be limited to the conditional return.

Example 3— The level of the underlying decreases by 60% from the initial underlying level to the final underlying level. Because a barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount equal to the conditional return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × conditional return]

$1,000 + ($1,000 × 1.00%)

$1,000 + $10 = $1,010

Because a barrier event occurred during the observation period, your return on the notes will be limited to the conditional return.

EXAMPLES 4 THROUGH 6 ASSUME THAT NO BARRIER EVENT OCCURRED DURING THE OBSERVATION PERIOD

Example 4 — The level of the underlying decreases by 15% from the initial underlying level to the final underlying level. Because no barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount representing the absolute value of the underlying return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × absolute value of underlying return]

$1,000 + ($1,000 × |−15%|)

$1,000 + $150 = $1,150

Because no barrier event occurred during the observation period, you will receive a return equal to the absolute value of the underlying return.

Example 5 — The level of the underlying decreases by 0.50% from the initial underlying level to the final underlying level. Because no barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount representing the absolute value of the underlying return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × absolute value of underlying return]

$1,000 + ($1,000 × |−0.50%|)

$1,000 + $5 = $1,005

Even though no barrier event occurred during the observation period, because the level of the underlying decreased by less than the conditional return from the initial underlying level to the final underlying level, your payment at maturity will be less than your payment at maturity if a barrier event had occurred.

Example 6 — The level of the underlying increases by 10% from the initial underlying level to the final underlying level. Because no barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount representing the absolute value of the underlying return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × absolute value of underlying return]

$1,000 + ($1,000 × |10%|)

$1,000 + $100 = $1,100

Because no barrier event occurred during the observation period, you will receive a return equal to the absolute value of the underlying return.

Any payment on the notes, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

Hypothetical Payment at Maturity (per note).

The table below illustrates, for a $1,000 investment in the notes, hypothetical payments at maturity for a hypothetical range of underlying returns and assume a lower barrier equal to the initial underlying level minus 20.00% of the initial underlying level and an upper barrier equal to the initial underlying level plus 20.00% of the initial underlying level. The actual lower barrier and upper barrier will be determined on the trade date. The hypothetical payments at maturity set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will depend on the final underlying level and whether a barrier event occurs during the observation period. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Barrier Event has occurred		Barrier Event has NOT occurred
Underlying Return	Return on the Notes	Payment at Maturity (per note)	Return on the Notes	Payment at Maturity (per note)
100.00%	1.00%	$1,010.00	N/A	N/A
90.00%	1.00%	$1,010.00	N/A	N/A
80.00%	1.00%	$1,010.00	N/A	N/A
70.00%	1.00%	$1,010.00	N/A	N/A
60.00%	1.00%	$1,010.00	N/A	N/A
50.00%	1.00%	$1,010.00	N/A	N/A
40.00%	1.00%	$1,010.00	N/A	N/A
30.00%	1.00%	$1,010.00	N/A	N/A
20.00%	1.00%	$1,010.00	N/A	N/A
19.999%	1.00%	$1,010.00	19.999%	$1,199.99
15.00%	1.00%	$1,010.00	15.00%	$1,150.00
10.00%	1.00%	$1,010.00	10.00%	$1,100.00
5.00%	1.00%	$1,010.00	5.00%	$1,050.00
0.00%	1.00%	$1,010.00	0.00%	$1,000.00
−5.00%	1.00%	$1,010.00	5.00%	$1,050.00
−10.00%	1.00%	$1,010.00	10.00%	$1,100.00
−15.00%	1.00%	$1,010.00	15.00%	$1,150.00
−19.999%	1.00%	$1,010.00	19.999%	$1,199.99
−20.00%	1.00%	$1,010.00	N/A	N/A
−30.00%	1.00%	$1,010.00	N/A	N/A
−40.00%	1.00%	$1,010.00	N/A	N/A
−50.00%	1.00%	$1,010.00	N/A	N/A
−60.00%	1.00%	$1,010.00	N/A	N/A
−70.00%	1.00%	$1,010.00	N/A	N/A
−80.00%	1.00%	$1,010.00	N/A	N/A
−90.00%	1.00%	$1,010.00	N/A	N/A
−100.00%	1.00%	$1,010.00	N/A	N/A

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2012 to August 30, 2022. The closing level of the S&P 500® Index on August 30, 2022 was 3,986.16. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment at maturity.

United States Federal Tax Considerations

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income for tax purposes even though you will not receive interest payments during the term of the notes. The amount you will be required to recognize will be calculated based on the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of  %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $ at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the trade date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $15.00 for any note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $985.00 per note. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. UBS will receive an underwriting discount of $15.00 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately five months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

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